EXHIBIT 99.1

For further information:
David B. Ramaker, CEO
Chemical Financial Corporation
989-839-5350

For Immediate Release

Chemical Financial Corporation Continues to Aggressively Address Credit Quality

Will Increase Loan Loss Reserve in 3rd Quarter

MIDLAND, Mich., Oct. 10, 2008 -- Chemical Financial Corporation (Nasdaq:CHFC) today announced that, as part of its quarterly assessment of credit quality issues in its loan portfolio, it expects to charge off $5 million in nonperforming loans and add an additional $7 million to its loan loss reserve in the third quarter of 2008. When combined with the previously announced charge of approximately $10 million, attributable to a fraudulent commercial loan transaction related to a single borrower, the Company anticipates that it will incur a provision for loan losses of $22 million for the third quarter of 2008. The third quarter provision for loan losses may change based on events that may occur between the date of this release and filing of the Company's Form 10-Q with the Securities and Exchange Commission. As a result, Chemical Financial Corporation expects to report a third quarter net loss in a range of $0.04 to $0.06 per fully diluted share, compared to reported 2nd quarter net income of $0.40 per fully diluted share.

"The rapid deterioration in the national economy over the past 90 days, coupled with declining consumer and business sentiment, has had a significant impact on Michigan's struggling economy, resulting in additional stress and pressure on consumers and businesses already coping with years of recession. As a consequence, Chemical Financial Corporation is experiencing increases in charge-offs and delinquent and nonaccrual loans in both its commercial and retail portfolios," said David B. Ramaker, Chairman, President and Chief Executive Officer.

"As part of our ongoing, portfolio monitoring program, we continue to take a very thorough approach to assessing the quality of each nonperforming credit, the financial condition of the borrower and the value of any underlying collateral to identify our potential loss exposure. At the same time we take into account the impact of the higher loss rates we are experiencing in evaluating the adequacy of the loan loss reserve. These actions, as described above, have resulted in a provision for loan losses over and above our charge-offs, which we believe is necessary in the current environment," noted Ramaker.

"Chemical Financial Corporation remains financially strong, liquid and very well capitalized. In fact, our capital position at September 30, 2008 will continue to far exceed regulatory requirements for well-capitalized institutions, as evidenced by our Leverage and Tier One Risk-Based capital ratios being over two times those required by regulatory guidelines for well-capitalized institutions. We have no exposure to sub-prime loans, and do not hold any Fannie Mae or Freddie Mac preferred stock," added Ramaker.

Chemical Financial Corporation today also announced its 4th quarter 2008 cash dividend in the amount of $0.295 per share and reaffirms that it will release its third quarter earnings on October 27, 2008.

Chemical Financial Corporation is the third-largest bank holding company headquartered in Michigan. The Company operates through a single subsidiary bank, Chemical Bank, with 129 banking offices spread over 31 counties in the lower peninsula of Michigan. At June 30, 2008, the Company had total assets of $3.74 billion. Chemical Financial Corporation common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issues comprising the NASDAQ Global Select Market.

Safe Harbor Statement

This report contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and Chemical Financial Corporation itself. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "judgment," "plans," "predicts," "projects," "should," "will," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Chemical Financial Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in Chemical Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 2007, the timing and level of asset growth; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; opportunities for acquisitions and the effective completion of acquisitions and integration of acquired entities; the possibility that anticipated cost savings and revenue enhancements from acquisitions, restructurings, reorganizations and bank consolidations may not be realized fully or at all or within expected time frames; the local and global effects of the ongoing war on terrorism and other military actions, including actions in Iraq; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about credit availability and concerns about the Michigan economy in particular. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.